Exhibit 99.1

Littlefield Corporation Announces Fourth Quarter and Full Year Results

Eleventh Consecutive Quarter of Revenue and Operating Earnings Growth


    AUSTIN, Texas--(BUSINESS WIRE)--Feb. 28, 2007--Littlefield
Corporation (OTCBB:LTFD) today announced earnings for the fourth quarter and full year of 2006. Results from operations continued improvement marking the eleventh consecutive quarter of year-over-year revenue and operating earnings growth.

    The Q4 2006 earnings include approximately $202,000 of notable items: $175,000 of charges associated with the previously announced settlement of an outstanding 10-year legal dispute, $14,000 for non-cash expenses for compensation expense related to stock options and $13,000 for loss on asset disposals.

    The Q4 2005 earnings included approximately $659,000 of nonrecurring items from legal settlement accruals of $463,000, a $200,000 adjustment on the prepayment of a note receivable relating to the sale of assets in South Carolina and other gain of $4,000.

    Full Year 2006 earnings included approximately $435,000 of notable charges: $359,000 associated with legal settlements, $110,000 of non-cash expenses for stock-based compensation offset by an insurance claim of $34,000.

    Full Year 2005 earnings included a net gain of $1,025,000 mainly from a gain on the sale of real property assets in South Carolina of $996,000, income from the settlement of a promissory note for $544,000 and asset sales of $15,000. These were partially offset by $463,000 for legal settlements and $67,000 of stock-based compensation.

    Highlights for the quarter and full year compared to the prior year follow:

    1. Total Company Q4 2006 revenue rose $738,744 or 23% to
$4,009,155. Entertainment revenue for the quarter increased 7% and Hospitality revenue for the quarter increased by 44%.

    2. Full year revenue was up 18%, with Entertainment revenue up by 14% and Hospitality revenue up 25% over the prior year.

    3. Entertainment (bingo) Q4 2006 gross profit was $681,290 versus $686,542 in Q4 2005. Entertainment gross profit percent was 36% versus 38% last year. The strongest performance in the quarter came from Texas bingo. Year-to-date, the Entertainment gross profit percent increased to 42% compared to 36% in the prior year.

    4. Hospitality segment Q4 2006 gross profit was $313,947 compared to $96,949 in Q4 2005, an increase of $216,998 or 224%. The gross profit percent expanded to 15% versus 7% last year. For the full year, Hospitality achieved a gross profit of $45,800 versus a loss of ($221,240) in 2005, an increase of $267,040.

    5. Excluding the notable items and non-recurring items described above, Q4 2006 net income was up 21% to $167,700 compared with $138,279 in Q4 2005 and full year 2006 net income was $1,219,984 versus $11,485 in 2005. Full year net income for 2006 increased by $1,208,499 when compared to 2005.

    Please recall the issuance of a 20% stock dividend in Q2 2006 which has increased the number of shares outstanding.

    The following report is based upon unaudited financial statements. We expect to receive the auditor's report and issue audited financial statements containing any necessary year end adjustments by the required SEC filing due date at the end of March.

REVENUE
--------------------------

                             Q4 2006     Q4 2005   Variance  % Change
                           ----------- ----------- --------- ---------
LTFD Corporation           $4,009,155  $3,270,411  $738,744        23%
Entertainment               1,917,771   1,791,183   126,588         7%
Hospitality                 2,095,908   1,458,334   637,574        44%

    Revenue surpassed the prior year comparable quarter's level by 23%. Texas bingo, Word of Mouth and Premiere Tent & Events were particularly strong contributors to the increase in revenue. The improvement in Hospitality is particularly significant given prior year gains. This trend continues into 2007 given current levels of activity. This is the highest level of Hospitality revenue in the history of the Company's ownership of Word of Mouth and Premiere Tents & Events.

    The trend of year-over-year revenue increases has been as follows:

TREND OF REVENUE INCREASES            Q1 2004 Q2 2004 Q3 2004 Q4 2004
------------------------------------- ------- ------- ------- -------
LTFD Corp                                (6%)    (2%)      1%      9%
Entertainment                            (6%)      1%     15%     11%
Hospitality                              (6%)    (8%)   (29%)      6%

TREND OF REVENUE INCREASES            Q1 2005 Q2 2005 Q3 2005 Q4 2005
--------------------------------------------- ------- ------- -------
LTFD Corp                                 11%     10%     20%     17%
Entertainment                             10%      5%    (1%)     14%
Hospitality                                5%     19%     90%     19%

TREND OF REVENUE INCREASES            Q1 2006 Q2 2006 Q3 2006 Q4 2006
--------------------------------------------- ------- ------- -------
LTFD Corp                                 17%     21%     11%     23%
Entertainment                             21%     18%     12%      7%
Hospitality                               10%     25%      8%     44%

    The pattern of revenue increases which first became evident in Q4 2004 (absent only Entertainment in Q3 2005) continued with another recent quarter of double-digit revenue increases.

GROSS PROFIT
------------------------------

                                Q4 2006   Q4 2005  Variance  % Change
                               --------- --------- --------- ---------
LTFD Corporation               $976,200  $796,805  $179,395        23%
Entertainment                   681,290   686,542    (5,252)      (1%)
Hospitality                     313,947    96,949   216,998       224%

    Entertainment gross profit percent was 36% to sales. Hospitality gross profit percent was 15% versus 7% in the prior year quarter reflecting the favorable affect of higher sales on margins. The improvement in Hospitality is particularly significant.

CORPORATE OVERHEAD
-----------------------------

                                 2006       2005    Variance  % Change
                              ---------- ---------- --------- --------
FOURTH QUARTER                 $658,203   $559,624  ($98,579)    (18%)
YTD                           1,773,012  1,971,588   198,576       10%

    For the quarter, Corporate Overhead expense excluding depreciation and the noted items was up 18% from the prior year and down 10% YTD. Corporate overhead does not include depreciation of $29,981 in Q4 2006 and $23,379 in Q4 2005; $111,112 YTD 2006 and $93,505 YTD 2005. This
is consistent with past presentation of this information. The YTD improvement in Corporate Overhead expense reflected employee additions offset by significantly lower legal expenses.

NET INCOME (LOSS) and BASIC EPS
-----------------------------------

                                       2006        2005      Variance
                                    ----------- ----------- ----------
Q4 Net Income (Loss)                  ($34,847)  ($520,764)   485,917
Q4 Basic Earnings (Loss) per share       $0.00      ($0.05)     $0.05
Q4 Basic shares outstanding         10,817,941  10,471,997    345,944


                                       2006        2005      Variance
                                    ----------- ----------- ----------
FY Net Income (Loss)                  $785,749  $1,036,686  ($250,937)
FY Basic Earnings (Loss) per share       $0.07       $0.10     ($0.03)
FY Basic shares outstanding         10,726,972  10,361,910    365,062

    These results continue the year-over-year operating improvements, a trend which has been established and continues. Disregarding the notable and non-recurring charges and income noted earlier, the Company's net income for Q4 2006 was up 21% to $167,700 compared with net income Q4 2005 of $138,279. Q4 2005 basic shares outstanding have been adjusted to reflect the affect of the Q2 2006 20% stock dividend for comparison purposes.

    Basic earnings per share for the full year 2006 were $0.07 versus $0.10 per share in 2005. Adjusted for the notable and non-recurring items above, basic earnings per share were $0.11 per share in 2006 versus $0.00 last year excluding the favorable affects of the sale of assets and settlement of a note receivable in 2005.

    Jeffrey L. Minch, President and Chief Executive Officer of
Littlefield Corporation, offered the following comments:

    "Q4-2006 results are excellent with revenue up 23% and Hospitality revenue up 44%. The improvement in Hospitality in the quarter is particular noteworthy as this is our busiest quarter already. I congratulate our entire Hospitality team for a job well done!

    "The full year results reflect a strong operating performance improvement with revenues up 18% and over a $1 million increase in earnings, excluding unusual items. Texas has been a particularly strong performer. We will continue to look for good things in Texas and already thus far in the first quarter of 2007, the trend of improvements continues to be seen.

    "The year also marked the resolution of three significant legal matters which lingered for about a decade. These have been resolved and funding arranged to spread repayment over time. This Quarter was impacted by the final settlement of these long-standing cases.

    "I will look forward to discussing these results in the conference call tomorrow. We have received a greater than usual number of questions and I will answer all of them during the conference call."

    Earnings will be discussed in a conference call on Thursday, March 1, 2007 at 11:00 a.m. CST. Interested parties may participate by calling 877-407-9205 and requesting the Littlefield Earnings
Conference Call.

    Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company's performance in a single quarter or the individual opinions of any member of the Company's management in making their individual investment decisions.

    In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward-looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company's Securities and Exchange Commission filings and reports.

    CONTACT: Littlefield Corporation, Austin
             Cecil Whitmore, 512-476-5141
             Investor Relations
             512-476-5680 FX
             cwhitmore@littlefield.com